                                                                Exhibit 10.10(a)

                             Joint Venture Agreement

                                      dated

                               September 28, 1993

                                     between

                                Eddie Bauer, Inc.
                                       and
                                Otto-Sumisho Inc.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
RECITALS.................................................................     1

ARTICLE I ESTABLISHMENT OF NEWCO.........................................     1
   Section 1.01   Form and Characteristics of NEWCO......................     1
   Section 1.02   Initial Investment.....................................     2

ARTICLE II ORGANIZATION AND OPERATION....................................     3
   Section 2.01   Meetings of Shareholders...............................     3
   Section 2.02   Board of Directors.....................................     4
   Section 2.03   Statutory Auditors.....................................     5
   Section 2.04   Executive Officers.....................................     5
   Section 2.05   Day-to-Day Operation...................................     6
   Section 2.06   Important Matters......................................     6
   Section 2.07   Matters Subject to EBI's Veto Rights...................     7

ARTICLE III ACCOUNTING...................................................     7
   Section 3.01   Fiscal Year............................................     7
   Section 3.02   Accounting, Inspection of Records, Etc.................     7

ARTICLE IV COOPERATION OF PARTIES........................................     7
   Section 4.01   General................................................     7
   Section 4.02   Grant of License.......................................     7
   Section 4.03   Distribution and License Agreement.....................     8
   Section 4.04   Financing..............................................     9
   Section 4.05   Services of EBI or OSI Personnel.......................     9
   Section 4.06   Coordination Committee.................................     9
   Section 4.07   Non-competition........................................    10
   Section 4.08   Cooperation Outside Japan..............................    10

ARTICLE V NEW SHARES, RESTRICTION ON TRANSFER............................    10
   Section 5.01   Issuance of New Shares.................................    10
   Section 5.02   General Restriction on Transfer........................    11
   Section 5.03   Involuntary Transfer...................................    11

ARTICLE VI TERM AND TERMINATION..........................................    12
   Section 6.01   Effective Date.........................................    12
   Section 6.02   Termination for Cause..................................    13
   Section 6.03   Right of Withdrawal....................................    13

ARTICLE VII NEGATIVE NET WORTH...........................................    14
   Section 7.01   Effect on Transfer of Shares...........................    14

ARTICLE VIII GENERAL PROVISIONS..........................................    15
   Section 8.01   Secrecy................................................    15
   Section 8.02   Force Majeure..........................................    15
   Section 8.03   Notice.................................................    16
   Section 8.04   Governing Law..........................................    16
   Section 8.05   Arbitration............................................    16
   Section 8.06   Assignment.............................................    16
   Section 8.07   No Implied Waivers.....................................    17
   Section 8.08   Entire Agreement.......................................    17
   Section 8.09   Headings...............................................    17
   Section 8.10   Language...............................................    17
   Section 8.11   Final Provision........................................    17

                             JOINT VENTURE AGREEMENT

THIS AGREEMENT, made and entered into this 28th day of September 1993, between:

Eddie Bauer, Inc., a corporation duly organized and existing under the laws of U.S.A., and having its principal place of business at 15010 Northeast 36th Street, Redmond, WA 98052, U.S.A. (hereinafter referred to as "EBI"),

Otto-Sumisho Inc., a corporation duly organized and existing under the laws of Japan, and having its principal place of business at Sumisho-Otto, Hakosaki Building, 16-9 Nihonbashi-Hakosaki-cho, Chuo-ku, Tokyo, Japan (hereinafter referred to as "OSI").

                                   WITNESSETH

WHEREAS, EBI is a well reputed seller of outdoor apparels and related goods and sells its products through catalog and also more than 250 of its own retail stores in the U.S.A. and Canada and has extensive market information regarding the manufacture and sale of such apparels and related goods,

WHEREAS, EBI is interested in establishing its presence in Japan and is seeking a Japanese corporation who is capable to open EBI's retail stores quickly and operate them efficiently in Japan,

WHEREAS, OSI is a well reputed mail order company mainly targeting apparels and has extensive market information regarding such apparels in Japan and has a strong intention to expand its business to retail store operation for the aforesaid products,

WHEREAS, OSI desires and proposes to collaborate with EBI to establish EBI's brand presence in Japan by both catalog and retail store operation,

WHEREAS, EBI and OSI desire to collaborate each other in catalog sales in Japan and agree to conclude a royalty agreement regarding catalog sales in Japan,

WHEREAS, EBI and OSI also desire to form a joint venture company (hereinafter referred to as "NEWCO") for the import, manufacture and sale of EBI's products through retail stores in Japan subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the above premises and the mutual covenants set forth below, the parties hereby agrees as follows:

                        ARTICLE I ESTABLISHMENT OF NEWCO

Section 1.01 Form and Characteristics of NEWCO

Subject to the terms and conditions contained in this Article I, the parties hereto shall cause NEWCO to be incorporated under the laws of Japan as soon as practicable after this Agreement becomes effective pursuant to Section 6.01 hereof, which NEWCO shall be in the form and shall have the characteristics as described below:

(1)  Form: Kabushiki Kaisha (limited liability company)

(2)  Name: Eddie Bauer Japan Kabushiki Kaisha in Japanese and
           Eddie Bauer Japan, Inc. in English.

(3)  Principal place of business: Chuo-ku, Tokyo

(4)  Principal objects and purpose:

     The import and sale of products developed by EBI for its North American market including its two new retail concepts; i.e., All Week Long and Eddie Bauer Home Collection through retail store operation in Japan excluding Ford Eddie Bauer Edition vehicles, the Eddie Bauer Maxum Sport Runabout Boat and the Eddie Bauer Adventurer cosmetic fragrance and such additional products for other similar programs.

     NEWCO shall also reserve the rights to develop and manufacture products specifically for the Japanese market under the license to be granted by EBI pursuant to the Distribution and License Agreement between NEWCO and EBI referred to in Section 4.03 hereof. The development, manufacture and sale of such products shall be subject to the prior written approval of EBI. EBI shall be the owner of all product designs, patents, trademarks and copyrights developed and/or used by NEWCO.

(5)  Authorized capital:

     Japanese Yen 4,000,000,000 (Four Billion Japanese Yen), divided into 80,000 (Eighty Thousand) shares of common and voting stock with par value of Japanese Yen 50,000 (Fifty Thousand Japanese Yen) each.

(6)  Articles of Incorporation:

     Substantially in the form attached hereto as Exhibit A (the translation of which is attached hereto as Exhibit B).

All expenses incurred in connection with the incorporation of NEWCO, including without limitation the legal fees for preparation of the Articles of Incorporation, registration fees and stamp duties shall be borne by the parties hereto in proportion to the shareholding ratio set forth in Section 1.02 hereof except to the extent NEWCO is permitted to pay or reimburse such expenses under the laws of Japan.

Section 1.02 Initial Investment

Each party hereto shall at the incorporation of NEWCO subscribe to and fully pay for in cash the following number of the shares of NEWCO:

Shareholder   No. of Shares     Amount Payable     Shareholding Ratio
-----------   -------------   ------------------   ------------------
EBI                   6,000   J.Y.   300,000,000           30%
OSI                  14,000   J.Y.   700,000,000           70%

Total                20,000   J.Y. 1,000,000,000          100%

The payments for the shares of NEWCO subscribed by each party shall be made by telegraphic transfer remittance to a bank account of NEWCO in Japanese Yen within fifteen (15) days after obtaining the necessary approval of the Japanese government regarding the capital contribution by EBI.

OSI and EBI each may designate a Subsidiary Company to become the shareholder of NEWCO. "Subsidiary" or "Subsidiary Company" means any corporation, partnership or other entity in which one of the parties owns a 100% interest. In case of any such designation, the original party remains to be bound by this Agreement. If the other company ceases to be a Subsidiary, the shares must be retransferred to the original owner.

                      ARTICLE II ORGANIZATION AND OPERATION

Section 2.01 Meetings of Shareholders

(1)  Ordinary Meeting of Shareholders

An ordinary general meeting of shareholders shall be convened in Japan once a year in the month of May. Such ordinary meeting shall decide any matter which requires an approval of the shareholders under the laws of Japan in particular on:

     a.   the approval of distribution of profits or handling of losses;

     b. the discharge of directors, statutory auditors and accounting auditors;

     c. the election, dismissal and remuneration of directors and statutory auditors;

     d.   appointment of the accounting auditors.

(2)  Extraordinary Meeting of Shareholders

     An extraordinary meeting of shareholders may be convened at any time by the President of NEWCO in accordance with the resolution of the Board of Directors.

(3)  Notice of Meeting

     Notice of a meeting specifying the place, date and hour of the meeting and general nature of the business to be transacted shall be given not later than twenty-one (21) days before the date of the meeting, by registered air mail, telex or facsimile (with telephone confirmation of receipt) to each shareholder entitled to vote thereat at the address of such shareholder appearing on the books of NEWCO. Such notice provided for above may be waived by a written consent of all shareholders of NEWCO.

(4)  Quorum

     One or more shareholders holding in the aggregate a two-thirds (2/3) majority of all shares issued and outstanding, present in person or by proxy, shall constitute a quorum.

(5)  Voting

     One share shall be entitled to one vote. If a quorum is present, the affirmative vote of two-thirds (2/3) or more of the shares entitled to vote shall become the act of the shareholders, unless a higher number of votes are required by the laws of Japan. In case of equality of votes, no one shall have the second or casting vote. Voting by proxy shall be permissible. Cumulative voting shall not be permitted.

Section 2.02 Board of Directors

(1)  Directors

     The Board of Directors of NEWCO shall consist of a maximum of six (6) Directors. Each party hereto shall be entitled to nominate the following number of the Directors:

     EBI     Two    (2)   Directors
     OSI     Four   (4)   Directors

     Total   Six    (6)   Directors

     Each party hereto agrees to vote its shares in NEWCO for the election, as Directors of NEWCO, of those persons nominated by the other party pursuant to the above and, in the case of vacancy of any Director due to his resignation or otherwise, to vote so as to appoint as his replacement a Director nominated by the party who had originally nominated the Director whose office becomes vacant. Each party hereto further agrees to cause its respective nominees to NEWCO's Board of Directors to vote for the election or appointment of the Representative Directors and the Executive Officers of NEWCO and otherwise act in accordance with and for the implementation of this Agreement or determinations and pursuant to the provisions hereof.

     Upon a showing of good cause, either party hereto may propose to increase the number of Directors to ten (10). Representation on the Board of Directors shall be in proportion to the shareholding ratio of each party. Such election shall become effective at the next regularly scheduled meeting of the Board of Directors.

(2)  Change in Number of Directors:

     If the total number of Directors which constitutes the Board of Directors of NEWCO is changed or if the shareholding ratio of each party hereto in NEWCO is changed, the number of the Directors which each party hereto is entitled to nominate shall be adjusted such that the number of the Directors so adjusted shall equitably and fairly represent the then prevailing shareholding ratio of each party hereto.

(3) A Chairman and Vice Chairman of the Board of Directors shall be elected. OSI shall have the right to nominate the Chairman and EBI to nominate the Vice Chairman. In the event that the Chairman of the Board is not available, the Vice Chairman shall act in his place.

(4)  Meeting of the Board of Directors:

     Regular meeting of the Board of Directors shall be held every three (3) months and a special meeting for any purpose may be called in accordance with the provisions in Articles of Incorporation.

     The meeting of the Board of Directors shall be held within or without Japan as may be designated in the notice of the meeting. In the absence of such designation, the meeting shall be held at the principal executive office of NEWCO.

     Notice of meeting of the Board of Directors specifying the place, date and hour thereof as well as the general description of the business to be transacted shall be given to each Director no later than twenty-one (21) days before the meeting, personally or by registered air mail or by telex. Such notice may be waived by a written consent of all Directors.

(5)  Quorum and Voting

     Presence in person of the majority of the Directors shall constitute the quorum of the meeting of the Board of Directors.

     Each Director shall be entitled to one (1) vote and any action of the Board of Directors may be taken by affirmative vote of two-thirds (2/3) or more of the Directors entitled to vote.

(6) Power of Board - The Board of Directors shall have the absolute powers necessary for performing the various works of administration and all actions necessary for achieving the objectives of NEWCO and ensuring the conduct of its operations and the realization for all possible profits there from.

Section 2.03 Statutory Auditors

NEWCO shall have a commercially reasonable number, but in any case at least three (3) statutory auditors, provided that a minimum one statutory auditor shall be nominated by OSI.

Section 2.04 Executive Officers

The Board of Directors of NEWCO shall elect one of the Directors nominated by OSI to serve as President of NEWCO and another of the Directors nominated by OSI to serve as Executive Vice President, and one person nominated by EBI to serve as General Manager, Retail Stores.

Each of the President, Executive Vice President, and one of the other Directors appointed by the Board of Directors shall be also elected as a Representative Director who is legally authorized to represent NEWCO.

To the extent permitted by the laws of Japan, each of the parties shall cause the Directors nominated by it to cast their vote at the meeting of the Board of Directors for election of such Directors nominated by OSI as President and Executive Vice President of NEWCO and such person nominated by EBI as General Manager, Retail Stores of NEWCO.

Section 2.05 Day-to-Day Operation

The day-to-day operation and management of NEWCO shall be conducted and supervised by the President and the other officers of NEWCO within the powers delegated to them and in accordance with the policies, budgets and business plans decided or approved by the Board of Directors, subject to all restrictions and limitations of Japanese law, the Articles of Incorporation and other restrictions determined by the Board of Directors.

Section 2.06 Important Matters

Any of the actions or matters set forth below shall not be taken or conducted without the prior approval of the Board of Directors, or if any of such actions or matters requires an approval of the shareholders, such actions or matters shall be first approved by the Board of Directors prior to the submission to the meeting of the shareholders for their approval:

(1) Approval of the five (5) year plan, the annual business plan (including store opening plan, capital plan, fund raising plan and budget for all plans), financial statements or declaration of a dividend;

(2) Extending credit to any party in an amount exceeding Japanese Yen one hundred million (100,000,000 Japanese Yen), except those given in the ordinary course of business to customers of NEWCO;

(3)  Making any loan to, or providing a guarantee in favor of, any party;

(4) Acquisition or disposition of assets or property other than in the ordinary course of business exceeding the amount contemplated in the approved annual business plan by more than twenty-five percent (25%);

(5) Borrowing of money exceeding the amount contemplated in the approved annual business plan by more than twenty-five percent (25%);

(6) The election, dismissal and compensation of the President, Vice President and the Representative Director of NEWCO;

(7) Important contract or agreement or any amendment thereto or renewal thereof; and

(8)  Other items to be submitted for approval at meeting of shareholders.

Section 2.07 Matters Subject to EBI's Veto Rights

Notwithstanding anything herein to the contrary, EBI shall have in its sole discretion the absolute right to veto any action or activity which in its opinion impinges or compromises the Eddie Bauer name, image or brand equity.

                             ARTICLE III ACCOUNTING

Section 3.01 Fiscal Year

The fiscal year of NEWCO shall be one (1) year period ending on the last day of February of each year, except the initial fiscal year which shall commence on the date of the incorporation of NEWCO and end on February 28, 1994.

Section 3.02 Accounting, Inspection of Records, Etc.

(1) Books and Records: NEWCO shall keep true and accurate books of account and records in accordance with sound accounting practices and accounting principles generally accepted in Japan.

(2) Periodical Report, Etc.: The parties hereto shall cause NEWCO to submit to each of the parties quarterly unaudited financial reports and other periodical reports which may be reasonably requested by them and shall keep them well informed of the operations and financial condition of NEWCO.

(3) Inspection of Books and Records: Each party hereto shall have the right to access and inspect the books of account and other records of NEWCO and make extracts and copies therefrom at any reasonable time during business hours of NEWCO.

(4) Audit, Audit Report: The accounts and records of NEWCO shall be audited by an independent public accountant appointed by the meeting of shareholders. An audited financial report (including balance sheet, profit and loss statement and all notes thereto) shall be submitted to the parties within sixty (60) days after the end of each fiscal year.

                       ARTICLE IV COOPERATION OF PARTIES

Section 4.01 General

The parties hereto shall make all reasonable efforts to support the supply and maximize the sales of the products by NEWCO.

Section 4.02 Grant of License

(1) Subject to Section 1.01 (4), for the sale of the products through retail store operation by NEWCO, EBI agrees to grant NEWCO the exclusive license to use the trademarks and logos of EBI to identify and sell the products in Japan and such other countries as mutually agreed on by EBI and NEWCO so long as NEWCO exists and EBI is a shareholder of NEWCO.

(2) EBI shall provide store operation know-how to NEWCO including but not limited to the following matters, through the activities of EBI's employees in Japan, through the training of employees of NEWCO in both Japan and Redmond and through the supply of necessary documents:

     (i) Store design including drawings, layout planning, display and furniture and fixtures, etc., to cause NEWCO to be able to express and realize EBI's total concepts in original features.

     (ii) Merchandise assortment know-how.

     (iii) Promotional materials.

     (iv) Advice related to EDP systems including POS software.

(3) EBI agrees to give its assurance to make reasonable efforts to supply all of NEWCO's requirements of the products upon such terms and conditions as shall be determined between EBI and NEWCO. In such supply EBI shall grant NEWCO the "most favored customer terms" and the right to purchase the products at EBI's cost price on FOB basis without adding any markup of EBI.

NEWCO shall bear the direct costs (salary, travel expenses, etc.) of the activities of EBI employees of Japan.

Section 4.03 Distribution and License Agreement

(1) To implement EBI's cooperation contemplated in Section 4.02, EBI shall and all parties hereto shall cause NEWCO to enter into a Distribution and License Agreement (the "Distribution and License Agreement") as soon as practical after the incorporation of NEWCO.

(2) All parties hereto agree that the detailed terms and conditions of the Distribution and License Agreement shall be discussed and agreed upon by all parties hereto prior to the incorporation of NEWCO, provided that such conditions as set out below in Sections 4.03 (3) and (4) shall be included in the Distribution and License Agreement;

(3) As consideration for the Distribution and License Agreement, NEWCO shall pay to EBI, an up-front fee (and not as an advance) of Japanese Yen 285,000,000 (Two Hundred Eighty-Five Million Japanese Yen) which shall be paid within fifteen (15) days after the date of execution of the Distribution and License Agreement; and

(4) NEWCO agrees to pay a royalty of 5% on Net Sales. "Net Sales" shall mean the selling price to the ultimate consumer less returns and less sales or similar tax.

     All payments shall be in U.S. dollars at the rate of exchange for telegraphic transfers quoted by authorized foreign exchange banks in Japan on the day of remittance and shall be payable at any bank in the USA designated by EBI. NEWCO shall render account of the sales on a monthly basis and make estimated royalty payments semi-annually on or before the tenth (10th) working day of the month following the last month of each season and will make final seasonal accounting and payment within thirty
     (30) days thereafter. The royalty will be payable on all items sold by NEWCO. Any royalty payment not made when due shall bear interest from the date that such payment was payable until paid at a rate equal to the less of (i) twelve percent (12%) per annum, or (ii) the maximum amount permitted by applicable law. For the purposes of this Agreement, the parties hereto agree that the seasons shall end on June 30 and December 31.

     All taxes levied in accordance with the tax laws of Japan on royalty payments to be made by NEWCO to EBI hereunder shall be borne by EBI. When, pursuant to such tax laws, NEWCO is required to withhold such taxes and pay them to the taxing authority on EBI's behalf, NEWCO is hereby authorized to withhold and deduct such taxes from the applicable payments to EBI, provided that NEWCO shall furnish EBI with the tax receipts or other evidence showing the payment of such taxes.

Section 4.04 Financing

(1) The working capital of NEWCO shall be raised by NEWCO through its own efforts. If NEWCO is not able to borrow sufficient funds from banks or other financing institutions, each of the parties shall, upon the request of the Board of Directors of NEWCO, provide NEWCO with such funds in the form of capital increases or capital contributions all in proportion to the shareholding ratios of the parties hereto in NEWCO consistent with a well managed company.

(2) When either party upon mutual agreement and with the approval of the Board of Directors extends financial assistance to NEWCO by way of a direct loan or provides a guaranty in favor of a bank or other financial institution, the parties hereto shall share the risks of the financial assistance so extended in proportion to their respective shareholding ratios in NEWCO.

Section 4.05 Services of EBI or OSI Personnel

If NEWCO requests the services of one or more of EBI or OSI personnel, on either an indefinite or temporary basis, EBI or OSI so requested shall make its best efforts to provide such personnel upon such terms and for such period as agreed with NEWCO. The compensation for such personnel by NEWCO (or reimbursement of employment cost to EBI or OSI if appropriate) shall be decided between the parties concerned.

Section 4.06 Coordination Committee

The parties hereto shall agree that coordination committee (hereinafter referred to as "Coordination Committee") shall be formed between OSI and NEWCO and shall agree to cause NEWCO to form such a Coordination Committee.

The Coordination Committee shall be the institution to discuss, coordinate and harmonize the relationship between OSI's catalog operation and NEWCO's retail store operation including exchange of sales records, merchandising planning, product procurement, sales promotion and other matters which OSI and NEWCO shall be able to cooperate to enable both OSI and NEWCO to maximize synergy each other.

The President of NEWCO shall be the Chairman of the Coordination Committee and shall convene and preside over the meeting of the Coordination Committee in accordance with the regulations to be agreed among the parties hereto.

Section 4.07 Non-competition

As long as either party is a shareholder of NEWCO and for a period of two (2) years after it ceases to be a shareholder of NEWCO, neither EBI nor OSI shall directly or indirectly (including through its Subsidiary Companies or Affiliated Companies) conduct or cooperate with any third parties in the conduct of marketing of EBI's products or similar products in Japan and shall refrain from holding an interest in any other entity engaged in similar activities in Japan. Such non-competition relates only to retail in shops and to those products which are identical or similar to the present product line which is the subject matter of this Agreement, as such product line may be expanded or modified by mutual consent from time to time. Notwithstanding anything in this Agreement to the contrary, the non-competition restriction shall not be applicable (i) to the Non-Defaulting Party in the event that either EBI or OSI ceases to be a shareholder due to termination for cause (pursuant to Section 6.02), or (ii) in the event of a valid withdrawal (pursuant to Section 6.03). As used in this Agreement, "Affiliated Company" means any corporation, partnership or other entity in which one of the parties owns a controlling interest.

Section 4.08 Cooperation Outside Japan

The parties hereto agree to seriously consider whether future store projects of EBI's products in other countries within Asia including China are appropriate to be conducted through a joint venture company formed by and among the parties hereto and the parties hereto shall present those projects to each other for consideration. No obligations hereunder shall arise unless a mutually acceptable joint venture agreement for such additional projects is executed by the parties hereto.

                  ARTICLE V NEW SHARES, RESTRICTION ON TRANSFER

Section 5.01 Issuance of New Shares

Whenever NEWCO issues new shares of stock, the parties hereto shall have the pre-emptive right to subscribe to such new shares in proportion to their respective shareholding ratios in NEWCO.

If either party does not exercise such pre-emptive right with respect to all or a part of the shares allocated to it pursuant to the preceding sentence, the other party shall have the right to subscribe to those shares.

Section 5.02 General Restriction on Transfer

(1) Except as expressly permitted in Section 1.02 and Section 5.03 hereof, none of the parties hereto shall sell, transfer, assign, pledge, encumber or otherwise dispose of the whole or any part of the shares of NEWCO owned by it, without prior written consent of the other parties. An approval of the Board of Directors for any transfer of the shares by any party hereto will be given when such transfer is consented to by the other parties.

(2) To insure the implementation of the restriction under this Section 5.02, all share certificates which NEWCO issues shall bear the following legend:

          "The transfer or other disposition of the shares of the Company shall be subject to the approval of the Board of Directors of the Company."

Section 5.03 Involuntary Transfer

(1) In the event that, pursuant to Section 6.02 hereof, this Agreement is terminated by reasons of default by any party hereto (the "Defaulting Party"), the remaining parties hereto (the "Non-Defaulting Parties") shall have an option, exercisable by a written notice which shall be given within thirty (30) days after such termination, either:

     a. To purchase the whole shares of NEWCO then owned by the Defaulting Party at the price per share equal to the net worth price determined in accordance with the provisions of Section 5.03 (2) below; or

     b. To sell the Defaulting Party all of the shares then owned by the Non-Defaulting Parties at the price per share which shall be higher of
          (A) the net worth price determined in accordance with the provisions of Section 5.03 (2) below and (B) the fair market price per share determined by the valuer appointed by NEWCO; and to request the Defaulting Party to assume all outstanding financial obligations rendered by the Non-Defaulting Parties under Section 4.04.

          Such purchases by the Non-Defaulting Parties will be made in the proportion that their respective shares bear to the total of the shares owned by the Non-Defaulting Parties, unless otherwise agreed upon by the Non-Defaulting Parties.

(2) The price payable for each share purchased pursuant to the preceding paragraph (1) shall be an amount determined by dividing:

     (i) The net worth of NEWCO as of the end of its immediately preceding fiscal year or, if requested by the Non-Defaulting Party, the net worth of NEWCO as of the end of the calendar month that is immediately preceding the month in which this Agreement is terminated, determined by the certified public accountant referred to in Section 3.02 (4) in accordance with the generally accepted accounting principles and practices consistently applied for auditing NEWCO;

                                       BY

     (ii) The number of all shares of NEWCO then issued and outstanding.

     For the foregoing purpose, the net worth of NEWCO shall mean the sum of the capital and surplus accounts shown on the financial statements prepared by the said certified public accountant, less the amount of any goodwill and other intangibles if included in any financial statement as assets of NEWCO.

(3) If the Non-Defaulting Parties elect to purchase the shares owned by the Defaulting Party and if the relevant financial statements of NEWCO indicate negative net worth, the Defaulting Party shall be required to transfer its shares to the Non-Defaulting Parties without any consideration or payment.

(4) The purchase of the shares pursuant to this Section 5.03 shall be completed within thirty (30) days after the notice to exercise the option is given to the Defaulting Party.

(5) No termination of this Agreement nor the purchase or sale of the shares pursuant to this Section 5.03 shall be construed to release or discharge the Defaulting Party from its financial obligations under Section 4.03 hereof which remain unperformed or outstanding as of the termination of this Agreement.

                         ARTICLE VI TERM AND TERMINATION

Section 6.01 Effective Date

(1) This Agreement shall become effective at the time when all of the following conditions shall have been satisfied;

     (i) All approvals of the government of U.S.A. shall have been obtained and all filings of reports and documents with the government of U.S.A. shall have been completed which approvals and filings may be required for the foreign investment by EBI hereunder;

     (ii) All approvals of the government of Japan shall have been obtained and all filings of reports and documents with the government of Japan shall have been completed which approvals and filings may be required for the foreign investment by EBI hereunder.

(2) This Agreement shall remain effective so long as the parties remain the shareholders of NEWCO.

(3)  In the event that the conditions specified in the paragraph (1) of this
     Section 6.01 are not satisfied on or before the end of December 1993, any party may terminate this Agreement by written notice to the other parties, to take effect immediately, without incurring any liability whatsoever.

Section 6.02 Termination for Cause

(1) If any of the Events of Default described in this Section 6.02 occurs, the Non-Defaulting Party shall have the right to terminate this Agreement, to take effect immediately, by written notice to the Defaulting Party. Any of the following events shall constitute an Event of Default.

     (i) If any party hereto defaults in performance of or violates any provision of this Agreement, and if such default or violation shall not have been cured to the reasonable satisfaction of the other parties hereto within thirty (30) days after a notice of default has been given by the Non-Defaulting Party to the Defaulting Party;

     (ii) If any party hereto shall (a) apply for or consent to the appointment of a receiver, trustee or liquidator of all or a substantial part of its assets, (b) be unable, or admit in writing its inability, to pay debts as they mature, (c) make a general assignment for the benefit or creditors, (d) be adjudicated bankrupt or insolvent or (e) be the subject of a petition in bankruptcy or a petition seeking reorganization or arrangement with creditors to take advantage of any insolvency law; or

     (iii) If any representation or warranty made by any party herein or in connection herewith shall have been incorrect or misleading in any material respect when made or confirmed, or any certificate or statement furnished hereunder proves to have been false or misleading as of its date in any material respect.

(2) The termination of this Agreement pursuant to the preceding paragraph (1) and the Non-Defaulting Parties option pursuant to Section 5.03 shall be in addition and without prejudice to any other rights and remedies permitted by this Agreement or by law.

Section 6.03 Right of Withdrawal

(1) In the event that the accumulated losses of NEWCO appearing on its balance sheet audited by the accounting auditors as of the end of its fifth (5th) financial year after the incorporation of NEWCO and thereafter exceeded twice the amount of initial investment provided in Section 1.02, any party hereto may, by notice in writing to all other parties, declare its intention to withdraw from NEWCO.

     If a notice to withdraw is given by any party pursuant to the paragraph above and all the other parties shall agree to dissolve and liquidate NEWCO, the parties shall immediately commence legal proceedings for the dissolution and liquidation of NEWCO.

(2) If any one or more of the parties (the "Rejecting Parties" for the purpose of this Section 6.03) opposes dissolution and liquidation of NEWCO, then the Rejecting Parties shall purchase, or arrange to have one or more third parties invited by it purchase, all shares in NEWCO then held by all the other parties (the "Withdrawing Parties").

     When there is more than one Rejecting Party, each Rejecting Party shall purchase the shares and assume financial obligations of Withdrawing Parties in the proportion which the number of its shares bears to the total number of shares held by the Rejecting Parties.

     The purchase price of each share to be so purchased under this Section 6.03 shall be an amount determined by dividing:

     (i) The net worth of NEWCO as of the end of the calendar month immediately preceding the month in which such withdrawal proposal shall be made, determined by the certified public accountant of NEWCO in accordance with the generally accepted accounting principles and practices consistently applied for auditing NEWCO.

                                       BY

     (ii) The number of all shares of NEWCO then issued and outstanding;

     For the foregoing purpose, the net worth of NEWCO shall mean the sum of the capital and surplus accounts shown on the financial statements of NEWCO prepared by the said certified public accountant as of the applicable month-end date, less the amount of accumulated loss, if any, included in such financial statements. If the financial statements of NEWCO indicate a negative net worth, the Withdrawing Parties shall be required to transfer their shares of NEWCO to the Rejecting Parties without any consideration or payment.

     If NEWCO is liquidated in accordance with provisions of this Section 6.03 or by any cause whatsoever, the parties agree to use their best efforts to take all measures necessary for the settlement of NEWCO's business. At the time of such liquidation, the parties hereto, in good faith, shall duly consider, if any, social responsibility NEWCO and the parties hereto may have to NEWCO's employees and to the public and use reasonable best efforts to agree on what, if any, action shall be taken.

     The parties hereto shall also agree that the liquidation losses to be incurred by such a liquidation shall be borne by the parties in proportion to their respective shareholding ratios of the parties hereto in NEWCO.

                         ARTICLE VII NEGATIVE NET WORTH

Section 7.01 Effect on Transfer of Shares

Upon any purchase of shares of NEWCO pursuant to Section 5.03 (1)(a) or Section
6.03 (2) hereof by the Non-Defaulting Parties or the Rejecting Parties, as the case may be (hereinafter called the "Transferee"), the Transferee (except as otherwise provided in the last sentence of this paragraph) shall assume the then outstanding financial assistance required by Section 4.04 hereof or otherwise of the Defaulting Party or of the Withdrawing Parties whose shares are so purchased, as the case may be, (hereinafter called the "Transferor"); provided, however, that if the net worth of NEWCO determined in accordance with Section
5.03 (2) or Section 6.03 (2), as
the case may be (the "Net Worth"), is negative, the Transferor shall pay to the Transferee an amount equal to the lesser of (A) the Transferor's share of the financial assistance required by Section 4.04 hereof or otherwise actually incurred by the Transferor and assumed by the Transferee upon the closing of the sale of its shares, and (B) the Transferor's pro rata share based on its shareholding in NEWCO of the Net Worth, which for purposes of such determination shall be deemed to be a positive number. In any case where the Rejecting Parties shall arrange to have one or more third parties purchase the shares of NEWCO held by any Withdrawing Parties, (i) such third parties shall assume the then outstanding financial assistance required by Section 4.04 hereof or otherwise of the Defaulting Party and (ii) each third party shall enter into an agreement with the remaining parties, in form and substance satisfactory to the remaining parties, pursuant to which it shall become a party hereto and be bound by the terms and conditions hereof. Anything herein notwithstanding, the Defaulting party shall remain liable for any payments to NEWCO which it had agreed to make prior to the date that the shares are transferred to the Non-Defaulting Parties.

                         ARTICLE VIII GENERAL PROVISIONS

Section 8.01 Secrecy

The parties hereto agree to keep strictly confidential and not to disclose to any third party any technical, financial or marketing information acquired from the other parties or from NEWCO relating to the transactions contemplated hereby. The parties further agree to exercise their best efforts to compel compliance by their respective employees with the provisions of this Section 8.01.

The obligations under this Section 8.01 shall not apply to any information:

(1) Which is or becomes generally available to the public through no breach by the non-disclosing party of its obligation hereunder;

(2) Which is lawfully acquired by the non-disclosing party from any third party;

(3) Which is already known to the non-disclosing party at the time of disclosure from the disclosing party;

(4) Disclosure of which is compelled by the laws, regulations, decrees or orders of the courts or any government or its agencies or subdivisions.

Section 8.02 Force Majeure

In any event of any failure or delay in the performance of this Agreement due to war, civil commotion, labor dispute, fire, natural disaster, or any other cause whatsoever beyond the reasonable control of a party hereto whose performance is affected thereby, the party so affected shall not be liable for such failure or delay, or results thereof. Upon the occurrence of any of the above events, the party being affected by such event shall, without delay, notify in writing the other party of the same, and the parties hereto shall meet and discuss appropriate or necessary steps or actions to be taken to deal with the situation.

Section 8.03 Notice

(1) Any notice, request and other correspondence under and in connection with this Agreement shall be in the English language and be sent by cable, telex, registered air mail or personal delivery from one party to the other party at their respective addresses as specified at the beginning of this Agreement or at the addresses notified pursuant to paragraph (3) of this
     Section 8.03. In the event of notice by cable or telex, the sending party shall confirm receipt of such notice by telephone.

(2) The notice, request, and other correspondence pursuant to this Section 8.03 shall be deemed validly received by the addressee upon expiration of forty-eight (48) hours after transmission, in the case of cable or telex, on the fifteenth (15th) day after mailing in the case of registered air mail, or, immediately upon delivery to the party in the case of personal delivery.

(3) Any party shall, upon a change of its address, notify the other parties of such change in accordance with the procedures provided for in this Section 8.03.

Section 8.04 Governing Law

This Agreement shall be construed in accordance with and governed by the laws of Japan, without giving effect to internal U.S. principles of the conflict of laws.

Section 8.05 Arbitration

Any dispute, controversy or difference which may arise among the parties hereto, out of or in relation to or in connection with this Agreement or for the breach thereof shall be amicably settled by consultation among the parties in accordance with the following procedure. In the event that such disputes are not resolved at any step, either party may elect to elevate the resolution process to the next step:

Step 1: The matter shall be reviewed by the senior management of EBI and OSI.

Step 2: The matter shall be reviewed by the senior management of the principals of each of the parties.

Step 3: All such disputes, controversies and differences, if not settled amicably at a prior step, shall be finally settled by arbitration to be held in London, United Kingdom under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with the said Rules. The award of such arbitration shall be final and binding upon the parties thereto. Judgment upon such arbitration award may be entered in any court having jurisdiction over the parties or their assets.

Section 8.06 Assignment

Except as expressly provided for herein, none of the parties shall assign or transfer all or any part of this Agreement or any of its rights and/or obligations hereunder to any third party without the prior written consent of all of the other parties.

Section 8.07 No Implied Waivers

The failure of any party at any time to require performance by the other parties of any provision hereof shall in no way affect the right to require such performance at any time thereafter. Nor shall the waiver by any party of a breach of any provision hereof constitute a waiver of any succeeding breach of the same or any other provision nor constitute a waiver of the provision itself.

Section 8.08 Entire Agreement

This Agreement sets forth the entire agreement and understanding of the parties hereto relating to the subject mater contained herein and merges all prior discussions among the parties and none of the parties hereto shall be bound by any previous agreement, negotiation, commitment and writing other than as expressly stated in this Agreement.

This Agreement may not be amended or supplemented in any manner orally or otherwise except by an instrument in writing signed by a duly authorized representative of each of the parties hereto.

Section 8.09 Headings

The headings or captions to Articles, Sections or paragraphs of this Agreement are to facilitate reference only, do not form a part of this Agreement, and shall not in any way affect the interpretations hereof.

Section 8.10 Language

This Agreement is in the English language only, which language shall be controlling in all respects. No translation, if any, of this Agreement into any language shall be of any force or effect in the interpretation of this Agreement or in a determination of the intent of any of the parties.

Section 8.11 Final Provision

In the event any phrase, sentence or paragraph of this Agreement shall for any reason be held invalid or unenforceable, the remaining provisions of this Agreement shall be valid and enforced to the fullest extent permitted by law.

IN WITNESS WHEREOF, the parties shall have caused this Agreement to be executed by their duly authorized representatives on the day and year first above written.

                                        Witness
Eddie Bauer, Inc.                       Spiegel, Inc.

/s/ R. Fersch                           /s/ J.J. Shea
-------------------------------------   ----------------------------------------
R. Fersch                               J.J. Shea
President & CEO                         Vice Chairman,
                                        President & CEO


                                        Witness
Otto-Sumisho Inc.                       Sumitomo Corporation

/s/ K. Sakuma                           /s/ T. Morita
-------------------------------------   ----------------------------------------
K. Sakuma                               T. Morita
Representative Director                 Executive Vice President
Chairman and President

                                    EXHIBIT A

[In Japanese]

                                    EXHIBIT B

                            ARTICLES OF INCORPORATION

                          CHAPTER I GENERAL PROVISIONS

ARTICLE 1 TRADE NAME

The name of the Company shall be Eddie Bauer Japan Kabushiki Kaisha and Eddie Bauer Japan Inc. in English.

ARTICLE 2 HEAD OFFICE

The company shall have its head office at Chuo-Ku, Tokyo, Japan.

ARTICLE 3 PURPOSE

The purpose of the Company shall be to carry out the following businesses:

(1) Import, export, purchase, sale, wholesaling, retailing, acting as agent, and acting as commission agent of the following goods:

     (i) Raw cotton, raw silk, wool, flax and hemp, and textile raw materials and products.

     (ii) Paper, pulp, rubber, leather, products made therefrom, footwear, and general merchandise (nichiyohin zakkarui).

     (iii) Furniture and wooden products, hand tools, and household machinery and tools.

     (iv) Glass, plastic, dyes, pigments, and paint products, as well as raw materials therefor.

     (v) Ceramics and earthen products, cement raw materials, and products made thereof.

     (vi) Marine products, processed foods made therefrom, dairy products, chemical seasonings and flavorings, garden plants, fertilizer, feed, oils and fats and oil and fat products, alcoholic beverages, drinks, and canned and bottled foods.

     (vii) Musical instruments, records, toys and games, sports equipment, office and stationery supplies, and household appliances.

     (viii) Precious metals, personal ornaments, jewelry, rough precious stones, and products made therefrom.

     (ix) Pharmaceuticals, non-pharmaceutical medical products, pharmaceuticals for animal use, chemicals, and cosmetics, as well as raw materials therefor.

(2) Productions and sales of Men's, Ladies', Children's wear, apparel related goods, and other ornaments (Soshoku-zakka).

(3)  All lines of business incidental or relating to the foregoing.

ARTICLE 4 PUBLIC NOTICES

4.1 Public notice to be issued by the Company shall be published in the Official Gazette (Kanpo).

4.2 Notices of the Company to all shareholders recorded in the Register of Shareholders shall be given by registered mail to those shareholders residing in Japan and by registered express airmail to those shareholders residing outside Japan.

                                CHAPTER II SHARES

ARTICLE 5 TOTAL NUMBER OF SHARES

The total number of shares authorized to be issued by the Company shall be 80,000 (Eighty Thousand) shares.

ARTICLE 6 PAR VALUE OF SHARE

All shares to be issued by the Company shall be common par value shares and the amount of each par value share shall be 50,000 Yen (Fifty Thousand Japanese Yen) each.

ARTICLE 7 DENOMINATIONS OF SHARE CERTIFICATES

7.1 Share certificates of the Company shall be all registered, and the denominations shall be following five kinds: one share certificate, ten shares certificate, one hundred shares certificate, one thousand shares certificate and ten thousand shares certificate.

7.2 Share certificates in denominations other than those set forth in the preceding paragraph may be issued by the resolutions of the Board of Directors.

ARTICLE 8 PRE-EMPTIVE RIGHT TO NEW SHARES

Shareholders of the Company shall have pre-emptive rights to subscribe to all shares to be issued by the Company.

ARTICLE 9 HANDLING OF SHARES

Registration of transferred shares and other procedures for handling shares shall be decided by the Board of Directors.

ARTICLE 10 NOTIFICATION

10.1 Shareholders or their legal agents shall report to the Company their names, addresses, and seals (or signatures in the case of foreigners for whom the use of signatures is customary.)

10.2 In case of any change in any of the matters mentioned in the preceding paragraph, the same notification requirements shall apply.

ARTICLE 11 CLOSING OF REGISTER OF SHAREHOLDERS

11.1 The Company shall suspend any alterations of the entries in the register of shareholders each year from the next day of the end of each fiscal year to the end of the corresponding ordinary general meeting of shareholders.

11.2 In addition to the cases contemplated in the preceding paragraph, the Company may, by giving public notice beforehand whenever necessary, temporarily suspend alterations of the entries in the register.

                   CHAPTER III GENERAL MEETING OF SHAREHOLDERS

ARTICLE 12 TIME OF CALL

An ordinary general meeting of shareholders shall be convened within three (3) months from the close of each fiscal year, and an extraordinary general meeting of shareholders shall be held whenever necessary.

ARTICLE 13 CONVENER AND CHAIRMAN

General meeting of shareholders shall be convened by the President in accordance with a resolution of the Board of Directors and the chairmanship of the meeting shall be assumed by him. In case the President is unable to preside, another director shall preside in accordance with an order predetermined by the resolution of the Board of Directors.

ARTICLE 14 RESOLUTION

The general meeting of shareholders shall require as a quorum the presence of shareholders owning a two-thirds (2/3) majority of all shares issued and the affirmative vote of two-thirds

(2/3) or more of the shares entitled to vote shall become the act of the shareholders, unless a higher number of votes are required by the laws of Japan.

ARTICLE 15 VOTE BY PROXY

Shareholders may exercise their votes by proxy. In such case the proxy must file with the Company a document evidencing his authority each time the meeting of shareholders is held.

ARTICLE 16 MINUTES OF GENERAL MEETINGS

16.1 The proceedings of the General Meeting of Shareholders and the results thereof shall be recorded in the minutes of the meeting in Japanese language which shall bear the signatures or the names and seals of the chairman and of the directors in attendance. The original thereof shall be kept at the head office for ten (10) years.

16.2 The minutes mentioned in the preceding paragraph shall be translated into English and, upon the chairman affixing his signature or name and seal thereto, shall be kept in the same manner as the Japanese language minutes. Copies of this English translation shall be sent within thirty (30) days after the meeting to all shareholders resident outside of Japan by registered express airmail.

                   CHAPTER IV DIRECTORS AND BOARD OF DIRECTORS

ARTICLE 17 NUMBER OF DIRECTORS

The number of directors of the Company shall be less then ten (10).

ARTICLE 18 ELECTION OF DIRECTORS

The directors shall be elected by the general meeting of shareholders. Cumulative voting shall not be used for the election of directors.

ARTICLE 19 TERM OF OFFICE OF DIRECTOR

19.1 The term of office of each director shall terminate with the close of the last ordinary general meeting of shareholders relating to the last fiscal year to close within two (2) years after assumption of his office.

19.2 The term of office of a director whose assumption of office has been effected to fill a vacancy or meet the increase in the number of such office-holders shall be the same as the unexpired period of the term of the other directors in office.

ARTICLE 20 REPRESENTATIVE DIRECTOR AND EXECUTIVE OFFICERS

20.1 The Board of Directors may by resolution elect from among themselves President.

20.2 The Board of Directors may by resolution elect from among themselves two or more representative directors.

ARTICLE 21 MEETING OF BOARD OF DIRECTORS

The meeting of the Board of Directors shall be convened by the President and the chairmanship of the meeting shall be assumed by him. In case the President is unable to preside, another director shall preside in accordance with an order predetermined by the resolution of the Board of Directors.

ARTICLE 22 NOTICE OF MEETING OF BOARD OF DIRECTORS

The notice of a meeting of the Board of Directors shall be sent to each director and auditor at least twenty-one (21) days prior to the date of meeting. The period may be shortened in the case of emergency.

ARTICLE 23 RESOLUTION

The meetings of the Board of Directors shall require as a quorum the presence of a majority directors and the resolutions thereat shall be adopted by two-thirds (2/3) or more votes of all directors.

ARTICLE 24 MINUTES OF MEETING OF BOARD OF DIRECTORS

The proceedings of the meetings of the Board of Directors and the results thereof shall be recorded in the minutes of the meeting, which shall bear the signature or the names and seals of the chairman, the directors and auditor present at the meeting, and shall be kept by the Company.

ARTICLE 25 REMUNERATIONS

The remuneration and retirement allowance of directors shall be determined by resolution of a general meeting of shareholders.

                                CHAPTER V AUDITOR

ARTICLE 26 NUMBER OF AUDITORS

The number of auditors of the Company shall be at least three (3).

ARTICLE 27 TERM OF OFFICE OF AUDITOR

27.1 The term of office of each auditor shall terminate with the close of the last ordinary general meeting of shareholders relating to the last fiscal year to close within three (3) years after assumption of his office.

27.2 The term of office of an auditor whose assumption of office has been effected to fill a vacancy shall be the same as the remainder of the term of his predecessor.

ARTICLE 28 REMUNERATIONS

The remuneration and retirement allowance of the auditor shall be determined by resolution of a general meeting of shareholders.

                               CHAPTER VI ACCOUNTS

ARTICLE 29 FISCAL YEAR

The fiscal year of the Company shall be from the first day of March each year to the last day of February the following year.

ARTICLE 30 DIVIDEND FROM PROFIT AND INTERIM DIVIDENDS

30.1 Dividends from profit shall be paid to shareholders who are listed in the Register of Shareholders as of the end of each fiscal year.

30.2 The Company may, with the resolution of the Board of Directors, pay interim dividends to the shareholders and pledgees recorded in the register of the Company as of the end of August each year.

30.3 The Company shall be relieved of any obligation to pay dividends from profit, interim dividends, or other dividends which have not been claimed after the lapse of three (3) years from the date the dividend was declared.

                      CHAPTER VII MISCELLANEOUS PROVISIONS

ARTICLE 31 NOTICES AND REPORTS TO NON-RESIDENTS

Notices, reports, and communications to all shareholders, directors, and statutory auditors resident outside Japan, other than those to be given by public notice, shall have translations in English attached.

                           CHAPTER VIII MISCELLANEOUS

ARTICLE 32 SHARES TO BE ISSUED INITIALLY AND THE VALUE THEREOF

The number of shares to be issued upon the establishment of the Company shall be 20,000 (Twenty Thousand) shares and the issued-price of one share shall be 50,000 Yen (Fifty Thousand Japanese Yen) each.

ARTICLE 33 INITIAL TERM OF DIRECTORS AND AUDITOR

Notwithstanding anything contained in ARTICLE 19 and 27, the term of the initial directors and auditor of the Company shall terminate with the close of the first ordinary general meeting of the shareholders of the Company.

ARTICLE 34 THE FIRST FISCAL YEAR OF THE COMPANY

Notwithstanding anything contained in ARTICLE 29, the first fiscal year of the Company shall be from the date of its establishment to February 28, 1994.

ARTICLE 35 PROMOTERS

The names, addresses of the promoter, with the number of shares subscribed, are as follows:

     Otto Sumisho Inc.
     16-9 Nihonbashi-Hakozaki-Cho, Chuo-ku, Tokyo 103 Japan
     14,000 Shares

For the purpose of incorporation of Eddie Bauer Japan Kabushiki Kaisha, the promoter have made these Articles of Incorporation and have hereinto afixed their names and seals.

Date: September 10th, 1993

Promoter:

     Otto-Sumisho Inc.


          Representative Director       Kiyotomo Sakuma


                                        ----------------------------------------


          Representative Director       Terumi Takahashi


                                        ----------------------------------------

                                                              September 28, 1993

                                   MEMORANDUM

Reference is made to the Joint Venture Agreement dated September 28, 1993 between Eddie Bauer, Inc. (EBI) and Otto-Sumisho Inc. (OSI), granting license and providing various services to the new company to be established by both parties against the up-front fee of Yen 285,000,000 and running royalty of five per cent (5%).

EBI and OSI hereby agree and confirm that the above up-front fee of Yen 285,000,000 consists of the following consideration for each license, right and service rendered by EBI:

Proto-type store design        Yen 20 Million
Working drawings                     20
Concept manual                       20
Detailed store lay-out               20
Plan-O-Gram                          20
Store Graphic                        20
Advertising information              20
Store operation know-how             40
Technical advisory service           15
Exclusive sales rights               45
Right to use trademark/logos         45

EBI shall not be responsible for any fees or taxes caused by such breakdown, except for any taxes upon EBI's incomes in the amount of such tax had the above breakdown not been done. OSI agrees to reimburse EBI for any additional taxes incurred by EBI due to such breakdown.

Acknowledged and agreed to:

EDDE BAUER, INC.                        OTTO-SUMISHO INC.


/s/ Rich Fersch                         /s/ Kiyotomo Sakuma
-------------------------------------   ----------------------------------------
Rich Fersch, President & CEO            Kiyotomo Sakuma, Chairman & President